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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 13, 2004 with respect to the consolidated financial statements of OccuLogix, Inc. (the "Company," formerly Vascular Sciences Corporation) as at December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003, in the Registration Statement (Form S-1 No, 333-0000) and related Prospectus (collectively, the "Registration Statement") of the Company dated August 13, 2004.

We also consent to the use of our report dated August 13, 2004 with respect to the financial statements of OccuLogix, L.P. as at December 31, 2003 and 2002 and for the year ended December 31, 2003 and for the period from July 25, 2002 to December 31, 2002 in the Registration Statement.



/s/ Ernst & Young LLP

Toronto, Canada
August 13, 2004